Exhibit 4.3

SUPPLEMENTAL INDENTURE
TO BE DELIVERED IN CONNECTION WITH THE ASSUMPTION

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 26, 2024, by and among Concentra Health Services, Inc., a Nevada corporation (the “Issuer”), the guarantors party hereto (each, a “Guarantor”) and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Escrow Issuer and the Escrow Guarantor have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 11, 2024, providing for the issuance of 6.875% Senior Notes due 2032 (the “Notes”);

WHEREAS, substantially concurrently with the execution of this Supplemental Indenture, the Escrow Issuer shall be merged with and into the Issuer, with the Issuer continuing as the surviving entity;

WHEREAS, the Indenture provides that the Issuer may assume all obligations of the Escrow Issuer in respect of the Notes and the Indenture, so long as, among other things, the Issuer executes and delivers to the Trustee a supplemental indenture pursuant to which the Issuer will expressly assume the Escrow Issuer’s obligations under the Notes and the Indenture, the Issuer will be substituted for, and may exercise every right and power of, the Escrow Issuer under the Indenture, and the Escrow Issuer will be released from all obligations hereunder and under the Indenture;

WHEREAS, the Indenture provides that under certain circumstances each Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which each such Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.            CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            AGREEMENT TO ASSUME. On the Assumption Date, the Issuer hereby agrees to unconditionally assume the Escrow Issuer’s obligations with respect to the Notes and the Indenture and to be bound by all other applicable provisions of the Notes and the Indenture and to perform all of the obligations and agreements of the “Issuer” under the Notes and the Indenture as if it was in effect with respect to the Issuer since the Escrow Release Date.

3.            AGREEMENT TO GUARANTEE. Each Guarantor hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in this Indenture including but not limited to Article 11 thereof.

4.            NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Issuer, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5.            NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.            COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.            EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.            THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer or the Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: July 26, 2024

ISSUER:

CONCENTRA HEALTH SERVICES, INC.

By:	/s/ Michael E. Tarvin
Name: Michael E. Tarvin
Title: Executive Vice President

GUARANTORS:

CONCENTRA GROUP HOLDINGS PARENT, INC.
CONCENTRA GROUP HOLDINGS, LLC
CONCENTRA HOLDINGS, INC.
CONCENTRA, INC.
CONCENTRAMARK, INC.
CONCENTRA VENTURES, INC.
ST. MARY’S MEDICAL PARK PHARMACY, INC.
OCCUPATIONAL HEALTH + REHABILITATION LLC
CONCENTRA SOLUTIONS, INC.
U.S HEALTHWORKS, INC.
U.S. HEALTHWORKS MEDICAL GROUP OF ALASKA, LLC
USHW OF CALIFORNIA, INC.
NATIONAL HEALTHCARE RESOURCES, INC.
CONCENTRA INTEGRATED SERVICES, INC.
CONTINUITYRX, INC.
USHW OF TEXAS, INC.
U.S. HEALTHWORKS OF NEW JERSEY, INC.
OHR/BAYSTATE, LLC

By:	/s/ Michael E. Tarvin
Name: Michael E. Tarvin
Title: Executive Vice President or Vice President, as applicable, of each Guarantor or managing member of each Guarantor, as applicable.

[Signature Page to Supplemental Indenture]

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

By:	/s/ James W. Hall
Authorized Signatory

[Signature Page to Supplemental Indenture]